EXHIBIT 99.2

Keystone Property Trust Announces Second Quarter Results

WEST CONSHOHOCKEN, PENNSYLVANIA, July 22, 2003 – Keystone Property Trust (NYSE: KTR) today announced its financial results for the second quarter of 2003.

For the three month period ended June 30, 2003, the Company reported Funds From Operations (“FFO”) of $11.6 million, or $0.37 per diluted share, as compared to $13.3 million, or $0.43 per diluted share for the same quarter in 2002. This represents a decrease on an aggregate basis of 12.8% and a decrease on a per share basis of 14.0%.

Year-to-date, FFO was $21.8 million, or $0.69 per diluted share, as compared to $26.5 million, or $0.85 per diluted share for the six months ended June 30, 2002. This represents a decrease on an aggregate basis of 17.7% and a decrease of 18.8% on a per share basis.

Net income allocated to common shareholders for the quarter was $3.1 million, or $0.14 per diluted share, as compared with net income of $2.8 million, or $0.15 per diluted share, for the second quarter of 2002. This represents an increase in net income of 10.7% on an aggregate basis and a decrease of 6.7% on a per share basis.

Net income allocated to common shareholders for the six months ended June 30, 2003 was $8.7 million, or $0.40 per diluted share, as compared with $6.3 million, or $0.34 per diluted share, for the six months ended June 30, 2002. This represents an increase in net income of approximately 38.1% on an aggregate basis and an increase of 17.6% on a per share basis.

Highlights

•	Leased 1,613,964 square feet and achieved portfolio occupancy of 92.6%, a 10 basis point increase over first quarter.

•	Signed 1,015,240 square feet of new leases, including 296,700 square feet of speculative inventory and 718,540 square feet of existing inventory.

•	Signed 598,724 square feet of renewals resulting in tenant retention of 38.1%.

•	Same-store net operating income for the total portfolio declined 2.5% and 2.8% on a Cash and GAAP basis, respectively.

•	New rents in our portfolio for the second quarter decreased 11.0% and 11.2% on a Cash and GAAP basis, respectively.

•	Broke ground on an 813,054 square foot speculative project at AirTech Park in Plainfield, Indiana.

•	Subsequent to the end of the quarter, signed a lease for a build-to-suit development in Central New Jersey totaling approximately 771,000 square feet and approximately $40 million in project costs.

•	Increased dividend by 1.5% over the prior quarter’s dividend to $0.33 per common share representing an annualized rate of $1.32 per share and declared a dividend of $0.5703125 per share of Series D Cumulative Redeemable Preferred Stock payable on July 31st.

Operating Results/Leasing Activity

As of June 30, 2003, the Company’s portfolio was 92.6% leased, an increase of 10 basis points over the prior quarter. During the quarter, leasing activity totaled 1,613,964 square feet consisting of 1,015,240 square feet of new leases and 598,724 square feet of renewals. Excluding 296,700 square feet of leases signed at first generation speculative inventory in Central New Jersey, new leasing totaled 718,540 square feet, more than twice the average for the previous four quarters. Approximately 50% of this leasing activity was in Central Pennsylvania. Year-to-date, Keystone has leased 2,580,950 square feet.

200 Four Falls Corporate Center • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

The strong volume of leasing was offset by the fact that during the quarter we added 500,000 square feet of speculative inventory to our in-service portfolio and had 8 tenants vacate or downsize, totaling 972,020 square feet of occupancy, principally in Central Pennsylvania and South Carolina. Tenant retention for the quarter was 38.1%, only half our long-term average.

For the quarter ended June 30, 2003, consolidated same-store net operating income decreased 2.5% and 2.8% on a Cash and GAAP basis, respectively. Economic occupancy for the consolidated same-store portfolio was 89.4%, a 310 basis point decrease from 92.5% in the second quarter of 2002 and a 270 basis point decrease from 92.1% in the first quarter of 2003. The decrease in same-store net operating income was the result of a $405,000 increase in vacancy and a $61,000 increase in net operating expenses over the same quarter last year as a result of higher utilities, maintenance and insurance expenses at many of the properties that were not reimbursed due to vacancy.

Rents for the quarter decreased 11.0% on a Cash basis and 11.2% on a GAAP basis. The principal driver behind the decline in rents for the quarter were the short-term deals signed in Harrisburg, Pennsylvania in order to maximize income, drive occupancy and accommodate a short-term need for a large existing customer. During the quarter, the Company experienced an increase in inspection activity that demonstrated greater depth of demand in the market.

Development Activity

During the second quarter, Keystone broke ground with Browning Investments, Inc. in Plainfield, Indiana on the next 813,054 square feet at AirTech Park. The building will have quality features such as 36’ clear height, state-of-the-art ESFR, cross-docked with up to 144 dock doors and excess trailer parking. This building is expected to represent a total investment of $19 million, and Keystone will own 50%.

In addition, in early July, the Company signed a lease for a build-to-suit totaling approximately 771,000 square feet in Central New Jersey, which remains contingent upon customary conditions and legal approvals. Construction is scheduled to begin during the third quarter.

Jeffrey E. Kelter, President and CEO of Keystone, commenting on the Company’s second quarter results, stated,

“In general, our results for the quarter were in-line with our expectations. In particular, I am pleased with the amount of leasing that we completed during the 2nd quarter. As expected, we had three significant tenants vacate approximately 787,000 square feet during the quarter – one in South Carolina and two in Central Pennsylvania. However, we were able to back-fill two-thirds of the space with relatively little downtime, which is a positive indication of demand returning to the market. The quality of our properties and our leadership position in our markets has provided us with the opportunity to make deals. Recently, we have begun to see more depth in demand, particularly among users looking for 200,000 square feet or more. We have experienced a pick-up in deal velocity, with users coming into the market, evaluating alternatives and signing leases in a shorter period of time. These are positive developments in the market that hopefully will continue, but we can’t be sure just yet.”

Commenting on the investment environment, Mr. Kelter added,

“The deal environment remains very competitive, and, although there has been an uptick in the volume of assets being marketed, buyers’ cap rate and total return expectations continue to decline, driving prices higher. By continuing to concentrate on one-off transactions, our investment team has uncovered some opportunities that are interesting, and we are working to close more acquisitions during the second half of the year.”

Conference Call

200 Four Falls Corporate Center • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

The Company will hold an investor/analyst conference call tomorrow, July 23, 2003, beginning at 11:00 a.m. Eastern Time. The conference call may be joined by dialing (800) 289-0437, confirmation code 287704. A replay of the conference call will be available through August 6, 2003 until midnight Eastern Time. The telephone number for the replay is (719) 457-0820, confirmation code 2877704. The conference call can also be accessed through our company website at www.keystoneproperty.com under “Investor Relations.” Additional information about Keystone’s quarterly results can be accessed in our supplemental package, which is also posted under “Documents and SEC Filings” under “Investor Relations.”

Keystone Property Trust, with headquarters in West Conshohocken, Pennsylvania, is a fully integrated real estate investment trust with a current portfolio of 122 properties, including properties under development, aggregating 28 million square feet in the eastern half of the United States. For more information, contact Aleathia M. Hoster at (212) 527-9900, send email to info@keystoneproperty.com or visit the Company website at www.keystoneproperty.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its trustees, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Form 10-K and quarterly reports on Form 10-Q.

CONTACT:	Aleathia M. Hoster of Keystone Property Trust (Phone: 212-527-9900)
MEDIA CONTACT:	Michael Beckerman (Phone: 908-781-6420, send email to Michael@beckermanpr.com)

200 Four Falls Corporate Center • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

Financial Summary for the Quarter and Six Months Ended June 30, 2003 and 2002
(in thousands, except for shares, ratios and per share data)

	For the three months ended		For the six months ended

	2003	2002	2003	2002

REVENUE:
Rents	$18,826	$21,508	$35,044	$41,777
Reimbursement revenue and other income	3,779	3,213	6,892	6,558

Total revenue	22,605	24,721	41,936	48,335

OPERATING EXPENSES:
Property operating expenses	1,274	1,866	2,461	3,677
Real estate taxes	2,444	2,406	4,365	4,894
General and administrative	2,783	1,908	5,279	3,954
Depreciation and amortization	5,651	5,405	10,131	10,554
Interest expense	4,972	6,048	9,300	11,958

Total operating expenses	17,124	17,633	31,536	35,037

Income before equity in income from equity method investments, gains (losses) on sales of assets and discontinued operations	5,481	7,088	10,400	13,298
Equity in income from equity method investments	1,631	255	2,863	317
Gains (losses) on sales of assets	—	—	3,221	(603)

Income before distributions to preferred unitholders, minority interest of unitholders in Operating Partnership and discontinued operations	7,112	7,343	16,484	13,012
Distributions to preferred unitholders	(1,268)	(1,446)	(2,536)	(2,892)
Minority interest of unitholders in Operating Partnership	(780)	(1,261)	(2,219)	(2,105)

Income from continuing operations	5,064	4,636	11,729	8,015
Discontinued operations:	—		—
Income from discontinued operations	—	(1,212)	—	238
Minority interest	—	311	—	(59)

		(901)	—	179

NET INCOME	5,064	3,735	11,729	8,194
INCOME ALLOCATED TO PREFERRED SHAREHOLDERS	(1,979)	(937)	(3,040)	(1,875)

NET INCOME ALLOCATED TO COMMON SHAREHOLDERS	$3,085	$2,798	$8,689	$6,319

EARNINGS PER COMMON SHARE - BASIC:
Income from continuing operations	$0.14	$0.20	$0.40	$0.33
Discontinued operations	—	(0.05)	—	0.01

Income per Common Share - Basic	$0.14	$0.15	$0.40	$0.34

WEIGHTED AVERAGE COMMON SHARES - BASIC	21,709,549	18,618,724	21,584,368	18,518,421

EARNINGS PER COMMON SHARE - DILUTED:
Income from continuing operations	$0.14	$0.19	$0.40	$0.33
Discontinued operations	—	(0.04)	—	0.01

Income per Common Share - Diluted	$0.14	$0.15	$0.40	$0.34

WEIGHTED AVERAGE COMMON SHARES - DILUTED	27,472,136	25,063,301	27,325,602	24,933,765

	As of:

	June 30,
	2003	December 31,
	(unaudited)	2002

BALANCE SHEET DATA:
Real estate investments, before accumulated depreciation	$833,556	$677,127
Total assets	827,327	671,654
Total debt	413,778	325,796
Total liabilities	440,692	346,021
Minority interest in Operating Partnership	44,446	31,658
Convertible preferred units	52,892	52,892
Stockholders’ equity	289,297	241,083

200 Four Falls Corporate Center • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

Financial Summary for the Quarter and Six Months Ended June 30, 2003 and 2002
(in thousands, except for shares, ratios and per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	(unaudited)		(unaudited)

	2003	2002	2003	2002

FUNDS FROM OPERATIONS (1):
Net Income Allocated to Common Shareholders
Income Allocated to Preferred Shareholders	$3,085	$2,798	$8,689	$6,319
Redeemable Preferred Stock Dividends	1,979	937	3,040	1,875
Minority Interest of Unitholders in Operating Partnership	(1,614)	—	(2,309)	—
Distributions to Preferred Unitholders	780	950	2,219	2,169
Provision for Asset Impairment	1,268	1,446	2,536	2,892
(Gains) Losses on Sales of Assets	—	1,400	—	1,400
Depreciation and Amortization Related to Real Estate	—	—	(3,221)	603
Depreciation and Amortization Related to Joint Ventures	5,651	5,585	10,131	10,891
	431	180	755	344

Funds from operations	$11,580	$13,296	$21,840	$26,493

Basic FFO per share	$0.37	$0.44	$0.69	$0.88

Diluted FFO per share	$0.37	$0.43	$0.69	$0.85

Diluted weighted average shares and units (2)	31,708,903	31,284,195	31,562,369	31,154,659

Dividend paid per common share	$0.325	$0.320	$0.650	$0.640

FFO dividend payout ratio	87.8%	74.4%	94.2%	75.3%

(1)  FFO, which is a commonly used measurement of the operating performance of an equity REIT, as defined by NAREIT, is defined as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and provisions on asset impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Since 1999, NAREIT has clarified the definition of FFO to include non-recurring events (except for extraordinary items) and the results of discontinued operations. The Company has adopted these clarifications as of January 1, 2002 and has presented FFO on a consistent basis for all periods presented.

   Management believes the presentation of FFO is a useful disclosure as a general measure of its operating performance in the real estate industry, although the Company’s FFO may not necessarily be comparable to similarly titled measures of operating performance for other REITs. Additionally, we believe FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. However, FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity.

(2)  Diluted weighted average shares for 2003 and 2002, as shown above, include the convertible preferred shares and units on an as-converted basis.

200 Four Falls Corporate Center • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com